November 8, 1996

                  CONSENT OF BROWN MARTIN HALLER & McCLAIN LLP

Brown Martin Haller & McClain LLP consents to reference to the firm under the caption "Experts" in the Prospectus and in other appropriate portions of the Registration Statement if, and only if, each such reference is accompanied by the express qualification that our firm's expertise is limited solely to intellectual property law matters of Eco Soil Systems and does not extend to any other legal matters of Eco Soil Systems or to any other aspects of Eco Soil Systems' business.

                     /s/ Brown Martin Haller & McClain LLP
                         Brown Martin Haller & McClain LLP